Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES DECEMBER CASH DISTRIBUTION

DALLAS, Texas, December 18, 2023 – Argent Trust Company, as Trustee of the Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $0.106232 per unit, payable on January 16, 2023, to unit holders of record on December 29, 2023.

This month’s distribution decreased from the previous month due to an increase in production costs on the Waddell Ranch Properties relative to the payment of ad valorem taxes. This was partially offset by an increase in volumes of oil and gas produced on both the Waddell Ranch Properties and Texas Royalty Properties for the month of October.

WADDELL RANCH

In reporting October production of the Underlying Properties for this month’s press release, production for oil volumes was 268,044 (gross) and was priced at approximately $84.60 per bbl. Production for gas volumes (including gas liquids) was 886,479 Mcf (gross) and was priced at approximately $1.41 per Mcf, which now includes the value received from plant products and natural gas liquids. Net revenue for the underlying properties of the Waddell ranch was $22,824,450 (gross) for October. Lease Operating Expenses were $11,056,888 (gross) and Capital Expenditures (CAPEX) were $6,863,629 (gross) for October, netting a positive Net Profit Interest (NPI) of $4,903,933. This would put the trust’s proceeds of 75% as a positive $3,677,949 (net) to contribute to this month’s distribution. For the month of October, revenue increased compared to the prior month. The overall decrease in prices was offset by the uptick in volumes as the result of one additional day plus an eight percent increase in volumes produced by day. Production costs in October significantly increased due to an Ad Valorem true up to replace estimates with the actual tax based on statements from the county. This was partially offset by a decrease in capital projects due to the absence of horizontal completion costs that had been reported in prior months. Given that if current oil and gas pricing continues, Waddell Ranch may or may not be able to continue to contribute to the distribution in the foreseeable future, to cover the ongoing CAPEX budget. The Waddell Ranch Properties NPI contributed to this month’s distribution.

First sales received for the month of October 2023 wells were as follows: (all net to the Trust), 0.8 new drill wells, including 0.0 horizontal wells, 5.6 recompleted wells. Waiting on completion, as of 10/31/2023, were 1.5 drill wells, including 0.4 horizontal wells and 3.0 recompletion wells. Also, 3.4 wells, plugged and abandoned, were completed.

Blackbeard has provided the projected 2023 capital expenditure budget for the Waddell Ranch Properties to be an estimated $96.8 million (net to the Trust) with a projection of about 30.75 new drill wells and 45 recompletions along with about 37.5 plug and abandoned wells. At this point in time, approximately 76% of that budget has been incurred.

TEXAS ROYALTY PROPERTIES

Production for the underlying properties at the Texas Royalties was 16,522 barrels of oil and 20,507 Mcf of gas. The production for the Trust’s allocated portion of the Texas Royalties was 14,833 barrels of oil and 18,418 Mcf of gas. The average price for oil was $86.51 per bbl and for gas was $4.25 which includes significant NGL pricing per Mcf. This would primarily reflect production and pricing for the month of October for oil and the month of September for gas. These allocated volumes were impacted by the pricing of both oil and gas. This production and pricing for the underlying properties resulted in revenues for the Texas Royalties of $1,516,513. Deducted from these were taxes of $151,857 resulting in a Net Profit of $1,364,657 for the month of October. With the Trust’s Net Profit Interest (NPI) of 95% of the Underlying Properties, this would result in a net contribution by the Texas Royalties of $1,296,424 to this month’s distribution.

	Underlying Properties		Net to Trust Sales
	Volumes		Volumes			Average	Price
	Oil (bbls)	Gas (Mcf)	Oil (bbls)	Gas (Mcf)		Oil (per bbl)	Gas (per Mcf)
Current Month
Waddell Ranch	268,044	886,479	201,033	664,859	*	$84.60	$1.41	**
Texas Royalties	16,522	20,507	14,833	18,418	*	$86.51	$4.25	**
Prior Month
Waddell Ranch	241,017	804,845	180,763	603,634	*	$88.56	$3.86	**
Texas Royalties	16,491	23,130	14,805	20,757	*	$85.37	$3.99	**

*	These volumes are the net to the trust, after allocation of expenses to Trust’s net profit interest, including any prior period adjustments.
**	This pricing includes sales of gas liquid products.

General and Administrative Expenses deducted for the month were $32,998 resulting in a distribution of $4,951,350 to 46,608,796 units outstanding, or $0.106232 per unit.

The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

The 2022 Annual Report with Form 10-K and the January 1, 2023 Reserve Summary are posted on Permian’s website. Permian’s cash distribution history, current and prior year financial reports, tax information booklets, and a link to filings made with the Securities and Exchange Commission, all can be found on Permian’s website at http://www.pbt-permian.com/. Additionally, printed reports can be requested and are mailed free of charge.

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Contact: Nancy Willis, Vice President, Argent Trust Company, Trustee, Toll Free – 1.855.588.7839